EXHIBIT A-1

AGL Resources
817 W. Peachtree Street, N.W.
P.O. Box 4569
Atlanta, GA  30302-4569
Telephone (404) 584-3430
Fax (404) 584-3419
Paul R. Shlanta
Senior Vice President
and General Counsel

                                 March 25, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Application on Form U-1 of AGL Resources Inc. (File No. 70-9813)

Ladies and Gentlemen:

I am familiar with the application on Form U-1, as amended, referred to above relating to the proposal by AGL Resources Inc. ("AGL Resources") and Global Energy Resource Insurance Corp. ("GERIC") to request that the Commission authorize GERIC to provide finite insurance program services to the AGLR System authorize GERIC to retain additional risk associated with the AGLR System's self-insured retention.

I am of the opinion that AGL Resources and GERIC are validly organized and duly existing as corporations under the laws of the State of Georgia and the British Virgin Islands, respectively. In the event that the proposed insurance services would be provided by GERIC in accordance with the application and the order of the Commission:

(a) all state laws applicable to the proposed transaction will have been complied with; and

(b) the proposed transaction will not violate the legal rights of the holders of any securities issued by AGL Resources or its subsidiaries.

I hereby consent to the use of this opinion in connection with the above-referenced application.

                                  Very truly yours,

                                  /s/ Paul R. Shlanta